UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 6, 2017 (November 1, 2017)

Teladoc, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37477	04-3705970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Manhattanville Road, Suite 203 Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(203) 635-2002

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 1, 2017, Peter McClennen has accepted the position of President of Teladoc, Inc. (the “Company”). Jason Gorevic, who previously held the position, will remain Chief Executive Officer and a director of the Company.

Mr. McClennen, age 48, has acted as president, Best Doctor’s Division, of the Company since July 2017. From 2015 until joining the Company in 2017, Mr. McClennen was chief executive officer of Best Doctors, Inc. (“Best Doctors”), where he oversaw the global expansion of Best Doctors’ product portfolio and eventual acquisition by the Company. From 2008 to 2015, Mr. McClennen acted as president of dbMotion, Inc., an innovative provider of medical informatics. He has also held senior leadership operations positions at healthcare companies Allscripts Health Solutions, GE Healthcare, Fujifilm Medical Systems and AMICAS Inc. Mr. McClennen holds a bachelor’s degree from the University of Rhode Island.

In connection with his appointment as President, Mr. McClennen and the Company entered into a letter agreement that provides for (i) an annual base salary of $440,000, (ii) a bonus in respect of 2017 in the amount of $378,500 and following 2017, eligibility to receive an annual bonus targeted at 100% of his annual salary, weighted 70% with respect to corporate goals and 30% with respect to individual performance, and (iii) incentive equity awards under the Company’s 2015 Incentive Award Plan (as amended and restated, the “Plan”) with an aggregate grant date fair value of approximately $5,000,000, which were issued on November 3, 2017 in the form of 226,128 stock options and 50,769 restricted stock units.  The options issued to Mr. McClennen on November 3, 2017 vest as to 25% of the total number of shares on the first anniversary of the grant date and as to the remaining 75% of the shares in 36 equal monthly installments thereafter, subject to Mr. McClennen’s continued service on the applicable vesting date.  The restricted stock units issued to Mr. McClennen on November 3, 2017 vest in four equal installments on each of the first four anniversaries of the grant date, subject to Mr. McClennen’s continued service on the applicable vesting date.

In connection with his appointment as President, the Company and Mr. McClennen also entered into an amendment to the executive severance agreement previously entered into on July 17, 2017 (as amended, the “Severance Agreement”). The Severance Agreement provides that in the event Mr. McClennen is terminated by the Company without “cause” or he resigns for “good reason” (each, as defined in the Severance Agreement), in each case, other than within 12 months following a change of control of the Company, he will be eligible to receive: (i) 12 months of continued base salary, (ii) any earned but unpaid annual bonus for the year prior to his termination, (iii) up to 12 months of continued healthcare coverage, and (iv) six months of accelerated vesting of his outstanding equity awards, with any performance-based awards remaining eligible to vest to the extent the performance conditions are satisfied in the six months following termination.  If the termination occurs within 12 months following a change of control of the Company, Mr. McClennen will be eligible to receive the foregoing payments and benefits except that: (i) in lieu of the foregoing equity acceleration, he will receive full accelerated vesting of his outstanding equity awards, with any performance-based awards remaining eligible to vest to the extent the performance conditions are thereafter satisfied and (ii) he will also be eligible to receive an additional lump-sum payment equal to 100% of his target annual bonus.  Mr. McClennen’s receipt of severance payments and benefits is subject to his timely execution and delivery of a release of claims against the Company and his ongoing compliance with certain restrictive covenants contained in the Severance Agreement.

In connection with the acquisition of Best Doctors by the Company, Mr. McClennen received 27,533 shares of the Company’s common stock as partial consideration for his interests in Best Doctors, as well as an inducement grant consisting of a stock option award covering 123,320 shares of the Company’s common stock and a restricted stock unit award covering 58,824 shares of the Company’s common stock. There are no family relationships between Mr. McClennen and any director or officer of the Company or any other related-party transaction of the Company involving Mr. McClennen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELADOC, INC.

Date: November 6, 2017	By:	/s/ Adam C. Vandervoort
	Name:	Adam C. Vandervoort
	Title:	Chief Legal Officer and Secretary